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                  GUARANTEED MINIMUM ACCUMULATION BENEFIT RIDER
                        ACCUMULATION PROTECTOR BENEFIT(R)

This rider is made a part of the contract to which it is attached. Except where this rider provides otherwise, it is subject to all of the conditions and limitations of the contract.

If the Owner or any joint Owner is a non-natural person or a revocable trust, the Annuitant will be deemed to be the Owner for the purpose of this rider.

This rider requires 100% allocation of purchase payments and Your Contract Value to approved investment option(s) for this rider. The Annual Rider Fee will be determined by the investment option(s) You select. Your initial investment options and investment selection are shown under Contract Data. You will be notified of any change to the investment options available.

THE PURPOSE OF THE GUARANTEED MINIMUM ACCUMULATION BENEFIT PROVIDED BY THIS RIDER IS TO HELP PROTECT YOUR INVESTMENT. THIS BENEFIT WILL TERMINATE UPON ASSIGNMENT OR A CHANGE IN OWNERSHIP OF THE CONTRACT UNLESS THE NEW ASSIGNEE OR OWNER MEETS THE QUALIFICATIONS SPECIFIED IN THE ASSIGNMENT AND CHANGE OF OWNERSHIP PROVISION OF THIS RIDER.

The additional charge for this rider is described below.

DEFINITIONS

BENEFIT DATE

This is the Contract Anniversary immediately following the expiration of the Waiting Period.

MINIMUM CONTRACT ACCUMULATION VALUE

If this rider is effective on the Contract Date, the initial Minimum Contract Accumulation Value is the amount equal to Your initial purchase payment.

If this rider is effective on a Contract Anniversary, the initial Minimum Contract Accumulation Value will be the Contract Value on the later of the Contract Anniversary or the Valuation Date We receive Your Written Request.

The Minimum Contract Accumulation Value also includes the amount of any purchase payments received within the first 180 Days that the rider is effective, and is reduced by any "adjustments for partial surrenders."

THE MINIMUM CONTRACT ACCUMULATION VALUE IS SEPARATE FROM YOUR CONTRACT VALUE AND CANNOT BE WITHDRAWN IN A LUMP SUM OR ANNUITIZED AND IS NOT PAYABLE AS A DEATH BENEFIT.

ADJUSTMENTS FOR PARTIAL SURRENDERS

"Adjustments for partial surrenders" are calculated for each partial surrender using the following formula:

                     A  X  B       where:
                     -------
                        C

A  =  the amount Your Contract Value is reduced by the partial surrender

B = the Minimum Contract Accumulation Value on the date of (but prior to) the partial surrender

C  =  the Contract Value on the date of (but prior to) the partial surrender.

RIDER EFFECTIVE DATE

The effective date for this rider is shown under Contract Data. If selected at time of application, this rider is effective as of the Contract Date of this contract. If this rider is added to the contract after the Contract Date, it is effective on the Contract Anniversary nearest the date We receive Your Written Request to add this rider to Your contract.

WAITING PERIOD

The Waiting Period for the rider is shown under Contract Data. The Waiting Period starts on the Rider Effective Date. The Day prior to the rider anniversary, after the number of years shown, is the last Day of the Waiting Period.

GUARANTEED MINIMUM ACCUMULATION BENEFIT

The rider provides a one-time adjustment to Your Contract Value on the Benefit Date if Your Contract Value on that date is less than the Minimum Contract Accumulation Value. In this situation, the Contract Value will be increased to equal the Minimum Contract Accumulation Value. A lump sum payment of the difference between the Contract Value and the Minimum Contract Accumulation Value will be allocated among Your accounts and subaccounts in the same proportion as Your interest in each account bears to Your total Contract Value, and the rider will then terminate. Following termination of the rider, no further rider benefits will be payable, and no further charges for the rider will be deducted from Your Contract Value.

If the Contract Value on the Benefit Date is equal to or greater than the Minimum Contract Accumulation Value, no rider benefit will be paid. After the rider charge has been deducted, the rider will terminate. Following termination of the rider, no further rider benefits will be payable, and no further charges for the rider will be deducted from Your Contract Value.

If Your Contract Value falls to zero as the result of adverse market performance or the deduction of charges at any time before the Benefit Date, the contract and all its riders, including this rider, will terminate without value and no

ICC12 411385                         Page 1                            (04/2013)

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rider benefits will be paid on account of such termination. Exception: On the
Benefit Date, if You are still living, an amount equal to the Minimum Contract Accumulation Value on the Valuation Date that Your Contract Value reached zero, will be paid to You. No further benefits will then be payable from this rider.

OPERATION OF THE WAITING PERIOD

The Waiting Period starts on the Rider Effective Date. If You choose an Elective Step-Up, the Waiting Period will restart as of the latest Contract Anniversary. The Elective Step-Up is described below. We also reserve the right to restart the Waiting Period as of the latest Contract Anniversary whenever You change Your investment selection and the rider fee is increased.

STEP-UP OF THE MINIMUM CONTRACT ACCUMULATION VALUE

AUTOMATIC STEP-UP

On each Contract Anniversary after the effective date of the rider, the Minimum Contract Accumulation Value will be the greater of:

(a) the Contract Value on that anniversary times the Automatic Step-Up Percentage shown under Contract Data; or

(b) the Minimum Contract Accumulation Value immediately prior to this Automatic Step-Up.

This Automatic Step-Up of the Minimum Contract Accumulation Value will not restart the Waiting Period and will not change the fee for the rider.

ELECTIVE STEP-UP

Once each contract year within the thirty Days following each Contract Anniversary after the effective date of the rider but prior to the Benefit Date, You may notify Us that You wish to exercise the Elective Step-Up option. When You do so, if the Contract Value on the Valuation Date We receive Your Written Request to exercise this option is greater than the Minimum Contract Accumulation Value on that date, We will increase the Minimum Contract Accumulation Value to that Contract Value.

If Your Minimum Contract Accumulation Value is increased as a result of this Elective Step-Up, the Waiting Period will restart as of the latest Contract Anniversary and We may increase the fee for the rider.

The Elective Step-Up option is not available for an Inherited IRA under the Code or if the Benefit Date would be after the Annuitization Start Date.

ADDITIONAL PURCHASE PAYMENTS WITH ELECTIVE STEP-UPS

If Your Minimum Contract Accumulation Value is increased as a result of this Elective Step-Up, You have 180 Days from the latest Contract Anniversary to make additional purchase payments. The Minimum Contract Accumulation Value will be increased by the amount of any additional purchase payments received during this period.

INVESTMENT OPTIONS AND LIMITS

This rider requires 100% allocation of purchase payments and Your Contract Value to approved investment option(s) for this rider. The investment options available for asset allocation under the terms of this rider and Your initial investment selection(s) are shown under Contract Data. We reserve the right to add, remove or substitute approved investment options. If more than one investment option is available, You may, by Written Request or other method agreed to by Us, change Your choice of investment options or allocation percentages among those approved for the rider. We reserve the right to limit the number of transfers allowed each contract year. We also reserve the right to close or restrict any approved investment option. Any change will apply to current allocations and/or to future purchase payments or transfers. You will be notified of any change to the investment options available.

ICC12 411385                         Page 2                            (04/2013)

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CONTRACT PROVISION MODIFICATIONS

Because of the addition of this rider to Your contract, several contract provisions are modified as described above and as further described below.

SPOUSE'S OPTION TO CONTINUE CONTRACT

If a spouse chooses to continue the contract during the Waiting Period under the Spouse's Option to Continue Contract provision, the rider will continue as part of the contract.

Once within the thirty Days following spousal continuation, the spouse may choose to exercise an Elective Step-Up. If the Step-Up is elected, and if the Contract Value on the Valuation Date We receive their Written Request is greater than the Minimum Contract Accumulation Value on that date, We will increase the Minimum Contract Accumulation Value to that Contract Value. Also, the Waiting Period will restart on the latest Contract Anniversary, and We may increase the fee for this rider. Additional purchase payments are not allowed following Elective Step-Ups associated with spousal continuation.

REPORTS TO OWNER

This statement will also show the Minimum Contract Accumulation Value.

ADDITIONAL PURCHASE PAYMENTS

The rider prohibits additional purchase payments after the first 180 Days that the rider is effective and before the expiration of the Waiting Period, except as described in the Additional Purchase Payments with Elective Step-Ups provision.

In addition, We reserve the right to change these purchase payment limitations, including making further restrictions, upon written notice.

ALLOCATION OF PURCHASE PAYMENTS

Because this rider requires asset allocation to approved investment options, allocation of purchase payments is limited to investment options available for this rider.

TRANSFERS OF CONTRACT VALUES

Because this rider requires asset allocation to approved investment options, transfer privileges granted under the contract are suspended other than: (1) transfers among the available investment options as described in the Investment Options and Limits provision, provided such transfers are not determined to disadvantage other contract owners or (2) transfers as otherwise agreed to by Us.

RULES FOR SURRENDER

Partial surrenders will be taken from Your accounts and subaccounts in the same proportion as Your interest in each account bears to Your total Contract Value.

ASSIGNMENT AND CHANGE OF OWNERSHIP

The rider will terminate if there is an assignment or a change of ownership unless the new owner or assignee assumes total ownership of the contract and was an owner before the change, or is a non-natural owner holding for the sole benefit of the prior owner (e.g., an individual ownership changed to a personal revocable trust).

ICC12 411385                         Page 3                            (04/2013)

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RIDER CHARGES

We deduct the charge for the rider once a year from Your Contract Value on Your Contract Anniversary. We pro-rate this charge among Your accounts and subaccounts in the same proportion as Your interest in each account bears to Your total Contract Value.

The charge is calculated on Your Contract Anniversary by multiplying the average Annual Rider Fee by the greater of the Contract Value or the Minimum Contract Accumulation Value.

The Annual Rider Fee may vary by investment option. The Initial Annual Rider Fee(s) and Maximum Annual Rider Fee(s) associated with the approved investment option(s) are shown under Contract Data.

The average Annual Rider Fee will reflect the various different fees that were in effect for each investment option that contract year, adjusted for the number of Days each fee was in effect and the percentage of Contract Value allocated to each investment option.

The following describes how We may change the Annual Rider Fee(s), subject to the Maximum Annual Rider Fee(s):

1. We may change the Annual Rider Fee for any approved investment option(s) at Our discretion and on a nondiscriminatory basis. We will declare any change to the fee with written notice 30 Days in advance. The new fee will be in effect on the date We specify in the notice.

     You can terminate this rider if You are invested in any investment option that has an increase and We receive Your Written Request to terminate the rider prior to the date of the increase. However, in order to eligible for termination You must be invested in that investment option on the eligibility date We specify in the written notice.

2. We may also change the Annual Rider Fee(s) if You exercise the Elective Step-Up option. You do not have the option to terminate the rider if the fee increases due to an Elective Step-Up.

If Your contract or rider is terminated for any reason including payment of the death benefit, the rider charge will be deducted, adjusted for the number of Days coverage was in place during the contract year.

TERMINATION OF THE RIDER

This rider cannot be terminated either by You or Us except as follows:

1. The rider will terminate on the Benefit Date after the rider charge has been deducted and after any adjustment to the Contract Value due to payment of the rider benefit.

2. The rider will terminate for certain assignment and ownership changes as described in the Assignment and Change of Ownership provision.

3. After the death benefit is payable the rider will terminate, unless the spouse continues the contract as described in the Spouse's Option to Continue Contract provision.

4. In relation to certain increases to the Annual Rider Fee as described in the Rider Charges provision, Your Written Request will terminate the rider.

5.   The rider will terminate on the Annuitization Start Date.

6.   Termination of the contract for any reason will terminate the rider.

If this rider is terminated, further charges for the rider will terminate.

RIVERSOURCE LIFE INSURANCE COMPANY

-s- SIGNATURE
Secretary

ICC12 411385                         Page 4                            (04/2013)

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Guaranteed Minimum Accumulation Benefit Rider  Accumulation Protector Benefit(R)

Rider Effective Date:                          May 1, 2013
Duration of Waiting Period:                    10 Years
Automatic Step-up Percentage:                  90%

Initial Investment Selection(s)                     Payment Allocation Percentage
-------------------------------                     -----------------------------
Columbia VP - Managed Volatility Conservative Fund               50%
Columbia VP - Managed Volatility Growth Fund                     50%

     Approved Investment Options/Allocation Restrictions and Limitations: This rider requires allocation of purchase payments and Contract Value to one or more approved investment options for this rider.

                                                           Associated Initial  Maximum Annual
Approved Investment Options                                 Annual Rider Fee     Rider Fee
---------------------------                                ------------------  --------------
Columbia VP - Managed Volatility Conservative Fund                1.30%             2.00%
Columbia VP - Managed Volatility Conservative Growth Fund         1.30%             2.00%
Columbia VP - Managed Volatility Moderate Growth Fund             1.30%             2.00%
Columbia VP - Managed Volatility Growth Fund                      1.30%             2.00%
Special DCA Fixed Account                                         1.30%             2.00%

- We reserve the right to add, remove or substitute approved investment options.

- We reserve the right to limit the number of transfers allowed each contract year.

- Annual Rider Fees associated with Your choice of investment option(s) may increase at our discretion, subject to the Maximum Annual Rider Fee shown above.

ICC12 DP411385